                                                     ---------------------------
                                                             OMB APPROVAL
                                                     ---------------------------
                                                     OMB Number:       3235-0145
                                                     Expires:  December 31, 2005
                                                     Estimated average burden
                                                     hours per response.......11
                                                     ---------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 4)*

                                   SCHERING AG
                                (Name of Issuer)

                                 ORDINARY SHARES
                         (Title of Class of Securities)

                                    806585204
                                 (CUSIP Number)

                                DECEMBER 31, 2002
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      | |   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-------------------                                           ------------------
CUSIP NO. 806585204                                           PAGE 2 OF 11 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS.

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Allianz Aktiengesellschaft
      FEIN 98-0122343

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a)  | |
      (b)  | |
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Federal Republic of Germany
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    24,804,574
NUMBER OF      -----------------------------------------------------------------
SHARES         6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY            -0-
EACH           -----------------------------------------------------------------
REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON
WITH                24,804,574
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      24,804,574
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

      Not applicable                                                      | |
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.6%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 806585204                                           PAGE 3 OF 11 PAGES
-------------------                                           ------------------

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS.

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      AZ-SER Vermogensverwaltungsgesellschaft mbH

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a)  | |
      (b)  | |
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Federal Republic of Germany
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    20,531,490
NUMBER OF      -----------------------------------------------------------------
SHARES         6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY            -0-
EACH           -----------------------------------------------------------------
REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON
WITH                20,531,490
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      20,531,490
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

      Not applicable                                                      | |
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.4%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
--------------------------------------------------------------------------------

                                     ITEM 1

      (a).  NAME OF ISSUER:

                  SCHERING AG

      (b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Mullerstrasse 170-178, 13342 Berlin, Federal Republic of
                  Germany

ITEM 2.

      (a).  NAME OF PERSON FILING:

                  Allianz Aktiengesellschaft

                  AZ-SER Vermogensverwaltungsgesellschaft mbH

      (b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Allianz Aktiengesellschaft, Koniginstrasse 28, 80802 Munich, Federal Republic of Germany

                  AZ-SER Vermogensverwaltungsgesellschaft mbH, Koniginstrasse 28, 80802 Munich, Federal Republic of Germany

      (c).  CITIZENSHIP:

                  See Item 4 on page 2.

                  See Item 4 on page 3.

      (d).  TITLE OF CLASS OF SECURITIES:

                  The title of the securities is ordinary shares, which may also include securities held in the form of American Depositary Receipts (the "Ordinary Shares").

      (e).  CUSIP NUMBER:

                  806585204

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a).  | |   Broker or dealer registered under Section 15 of the Act
                  (15 U.S.C. 78o).

      (b).  | |   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c).  | |   Insurance company as defined in Section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

      (d).  | |   Investment company registered under Section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e).  | |   An investment advisor in accordance with Section
                  240.13d-1(b)(1)(ii)(E).

      (f).  | |   An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F).

      (g).  | |   A parent holding company or control person in accordance with
                  Section 240.13d-1(b)(1)(ii)(G).

      (h).  | |   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i).  | |   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3).

      (j).  | |   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

                  See Item 9 on page 2.

                  See Item 9 on page 3.

      (b)   Percent of class:

                  See Item 11 on page 2.

                  See Item 11 on page 3.

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote:

                  See Item 5 on page 2.

                  See Item 5 on page 3.

            (ii)  Shared power to vote or direct the vote:

                  See Item 6 on page 2.

                  See Item 6 on page 3.

            (iii) Sole power to dispose or direct the disposition of:

                  See Item 7 on page 2.

                  See Item 7 on page 3.

            (iv)  Shared power to dispose or to direct the disposition of:

                  See Item 8 on page 2.

                  See Item 8 on page 3.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following | |.

            Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Certain of the Ordinary Shares are held in a fiduciary capacity for third parties. Allianz Aktiengesellschaft and AZ-SER
            Vermogensverwaltungsgesellschaft mbH disclaim beneficial ownership of such Ordinary Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Allianz Aktiengesellschaft and the following subsidiaries of Allianz Aktiengesellschaft hold Ordinary Shares of Schering AG: AZ-SER Vermogensverwaltungsgesellschaft mbH and other Allianz Aktiengesellschaft subsidiaries, each of which such other Allianz Aktiengesellschaft subsidiaries holds less than one percent (1%) of the Ordinary Shares of Schering AG.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP.

            Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

            Not applicable

ITEM 10. CERTIFICATIONS.

            Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                                    FEBRUARY 14, 2003
                                        ----------------------------------------
                                                          Date

                                               ALLIANZ AKTIENGESELLSCHAFT


                                                   /s/ Peter Hemeling
                                        ----------------------------------------
                                                        Signature


                                                   Dr. Peter Hemeling/
                                                        Prokurist
                                        ----------------------------------------
                                                       Name/Title


                                                 /s/ Matthias J. Seewald
                                        ----------------------------------------
                                                        Signature

                                                  Matthias J. Seewald/
                                                        Prokurist
                                        ----------------------------------------
                                                       Name/Title

                                                         AZ-SER
                                                  VERMOGENSVERWALTUNGS-
                                                    GESELLSCHAFT MBH


                                                   /s/ Alexander Pilz
                                        ----------------------------------------
                                                        Signature

                                                     Alexander Pilz/
                                                        Prokurist
                                        ----------------------------------------
                                                       Name/Title


                                                 /s/ Albrecht Duernhofer
                                        ----------------------------------------
                                                        Signature

                                                 Dr. Albrecht Duernhofer/
                                                        Prokurist
                                        ----------------------------------------
                                                       Name/Title